Exhibit 10.3

STOCK ESCROW AGREEMENT

This STOCK ESCROW AGREEMENT, dated as of March 2, 2021 (“Agreement”), is by and among Roth CH Acquisition III Co., a Delaware corporation (the “Company”), the initial securityholders listed on Exhibit A attached hereto (each, an “Initial Securityholder” and collectively the “Initial Securityholders”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated as of March 2, 2021 (“Underwriting Agreement”), with Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC, acting jointly as the representatives of the underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 10,000,000 units (“Units”) of the Company, plus an additional 1,500,000 Units if the Underwriters exercise their over-allotment option in full. Each Unit consists of one share of common stock of the Company, par value $0.0001 (“Common Stock”), and one-quarter of one redeemable warrant, each whole warrant entitling its holder to purchase one share of Common Stock at an exercise price of $11.50 per full share of Common Stock, both as more fully described in the Company’s final Prospectus, dated March 2, 2021 (“Prospectus”), comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-252044) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on March 2, 2021 (“Effective Date”).

WHEREAS, the Initial Securityholders have agreed as a condition of the sale of the Units to deposit their Insider Shares (as defined in the Prospectus) as set forth opposite their respective names in Exhibit A attached hereto (collectively “Escrow Securities”), in escrow as hereinafter provided.

WHEREAS, the Company and the Initial Securityholders desire that the Escrow Agent accept the Escrow Securities, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1.             Appointment of Escrow Agent. The Company and the Initial Securityholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement with authority and power to transfer the Escrow Securities, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms without the need for any further guaranteed share power from the Initial Securityholders.

2.             Deposit of Escrow Securities. On or prior to the Effective Date, the Escrow Securities shall have been issued to each of the Initial Securityholders in book entry representing such Initial Securityholder’s respective Escrow Securities, to be held and disbursed subject to the terms and conditions of this Agreement. Each of the Initial Securityholders acknowledges that such Initial Securityholder’s Escrow Securities is legended to reflect the deposit of such Escrow Securities under this Agreement.

3.             Disbursement of the Escrow Securities.

3.1           The Escrow Agent shall hold the Insider Shares during the period (the “Insider Shares Escrow Period”) commencing on the date hereof and (i) for 50% of the Insider Shares, ending on the earlier of (x) six months after the date of the consummation of the Company’s initial business combination (as described in the Registration Statement, hereinafter a “Business Combination”) and (y) the date on which the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination and (ii) for the remaining 50% of the Insider Shares, ending six months after the date of the consummation of a Business Combination. The Insider Shares shall be released upon notice to the Escrow Agent by any Initial Securityholder or the Company that the foregoing requirements have been met. The Company shall promptly provide written notice of the consummation of a Business Combination to the Escrow Agent. Upon completion of the Insider Shares Escrow Period, the Escrow Agent shall disburse such amount of each Initial Securityholder’s Insider Shares to such Initial Securityholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Insider Shares Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Insider Shares; provided further, however, that if, subsequent to the Company’s Business Combination, the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a written notice executed by the Chairman of the Board, Chief Executive Officer or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable, release the Insider Shares to the Initial Securityholders. The Escrow Agent shall have no further duties hereunder after the disbursement or cancellation of the Insider Shares in accordance with this Section 3.

3.2           Notwithstanding Section 3.1, if the Underwriters do not exercise their over-allotment option to purchase an additional 1,500,000 Units of the Company in full within 45 days of the date of the Prospectus (as described in the Underwriting Agreement), the Initial Securityholders agree that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of Insider Shares held by each such holder determined by multiplying (a) the product of (i) 375,000 multiplied by (ii) a fraction, (x) the numerator of which is the number of Insider Shares held by each such holder, and (y) the denominator of which is the total number of Insider Shares, by (b) a fraction, (i) the numerator of which is 1,500,000 minus the number of shares of Common Stock purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,500,000. The Company shall promptly provide written notice to the Escrow Agent of the expiration or termination of the Underwriters’ over-allotment option and the number of Units, if any, purchased by the Underwriters in connection with their exercise thereof. The Initial Securityholders hereby irrevocably constitute and appoint Escrow Agent to transfer the said Insider Shares on the books of the Company with full power of substitution in the premises.

4.             Rights of Initial Securityholders in Escrow Securities.

4.1           Voting Rights as a Securityholder. Subject to the terms of the Insider Letters described in Section 4.4 hereof and except as herein provided, the Initial Securityholders shall retain all of their rights as shareholders of the Company during the Escrow Periods, including, without limitation, the right to vote such shares.

4.2           Dividends and Other Distributions in Respect of the Escrow Securities. During the Escrow Periods, all dividends payable in cash with respect to the Escrow Securities shall be paid to the Initial Securityholders, but all dividends payable in shares or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Securities” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3           Restrictions on Transfer. During the Escrow Periods, the only permitted transfers of the Escrow Securities will be for transfers (i) to any persons (including their affiliates and stockholders) participating in the private placement of the private units and the Company’s officers, directors, stockholders and employees, (ii) amongst Initial Securityholder or to the Company’s officers, directors and employees, (iii) if an Initial Securityholder is an entity, as a distribution to its, partners, stockholders or members upon its liquidation, (iv) by bona fide gift to a member of the Initial Securityholder’s immediate family or to a trust, the beneficiary of which is a holder or a member of an Initial Securityholder’s immediate family, for estate planning purposes, (v) by virtue of the laws of descent and distribution upon death, (vi) pursuant to a qualified domestic relations order, (vii) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities, (viii) by private sales at prices no greater than the price at which the Escrow Securities were originally purchased, or (ix) to the Company for cancellation in accordance with Section 3.2 above or in connection with the consummation of a Business Combination, in each case, (except for clause (ix) or with the Company’s prior consent) on the condition that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter (as defined below) signed by the Initial Securityholder transferring the Escrow Securities.

4.4           Insider Letters. Each of the Initial Securityholders has executed a letter agreement with the Company, dated as of the date hereof, and the form of which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of such Initial Securityholder in certain events, including but not limited to the liquidation of the Company.

5.             Concerning the Escrow Agent.

5.1           Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2           Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Securities held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Securities or it may deposit the Escrow Securities with the clerk of any appropriate court or it may retain the Escrow Securities pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Securities are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3           Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4           Further Assurances. From time to time on and after the date hereof, the Company and the Initial Securityholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5           Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Securities held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Securities with any court it reasonably deems appropriate.

5.6           Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7           Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

5.8           Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6.             Miscellaneous.

6.1           Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

6.2           Third Party Beneficiaries. Each of the Initial Securityholders hereby acknowledges that Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC are third party beneficiaries of this Agreement, and this Agreement may not be modified or changed without the prior written consent of Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC.

6.3           Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

6.4           Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6           Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

Roth CH Acquisition III Co.
888 San Clemente Drive, Suite 400
Newport Beach, CA 92660
Attn: Byron Roth, Co-Chief Executive Officer

If to a Securityholder, to his address set forth in Exhibit A.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attn: Erika Young

A copy (which copy shall not constitute notice) sent hereunder shall be sent to:

Roth Capital Partners, LLC
888 San Clemente Drive, Suite 400
Newport Beach, CA 92660
Attn: Byron Roth

and:

Craig-Hallum Capital Group LLC
222 South Ninth Street, Suite 350
Minneapolis, MN 55402
Attn: John Lipman

and:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Giovanni Caruso

and:

Graubard Miller
405 Lexington Avenue
New York, NY 10174
Attn: David Alan Miller and Jeffrey Gallant
Fax No.: (212) 818-8881

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7           Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Prospectus.

[Signature Page Follows]

WITNESS the execution of this Agreement as of the date first above written.

COMPANY:

ROTH CH ACQUISITION III CO.

By:	/s/ Byron Roth
Name: Byron Roth
Title: Co-Chief Executive Officer

INITIAL SECURITYHOLDERS:

CR Financial Holdings,Inc.

By:	/s/ Byron Roth
Name: Byron Roth
Title: Chief Executive Officer

Craig-Hallum Capital Group, LLC

By:	/s/ Jeannie Sonstegard
Name: Jeannie Sonstegard
Title:

/s/ Byron Roth
Byron Roth

/s/ Gordon Roth
Gordon Roth

/s/ Aaron Gurewitz
Aaron Gurewitz, as Trustee of the AMG Trust established January 23, 2007

/s/ Andrew Costa
Andrew Costa

/s/ Matthew Day
Matthew Day

/s/ Theodore Roth
Theodore Roth

[Signature Page to Stock Escrow Agreement]

/s/ John Lipman
John Lipman

/s/ Nazan Akdeniz
Nazan Akdeniz

/s/ Louis J. Ellis III
Louis J. Ellis III

/s/ James Zavoral
James Zavoral

/s/ Kevin Harris
Kevin Harris

/s/ William F. Hartfiel III
William F. Hartfiel III

/s/ Brad Baker
Brad Baker

/s/ George Sutton
George Sutton

/s/ Dan Kapke
Dan Kapke

/s/ Steve Dyer
Steve Dyer

/s/ Mike Anderson
Mike Anderson

/s/ Christian Schwab
Christian Schwab

/s/ Donald Hulstrand
Donald Hulstrand

/s/ James Gold
James Gold

[Signature Page to Stock Escrow Agreement]

/s/ Sam Chawla
Sam Chawla

Rx3 Growth Partners

By:	/s/ Nate Raabe
Name: Nate Raabe
Title:

/s/ Molly Hemmeter
Molly Hemmeter

Hampstead Park Capital Management, LLC

By:	/s/ Daniel M. Friedberg
Name: Daniel M. Friedberg
Title: Managing Member

/s/ Adam Rothstein
Adam Rothstein

CONTINENTAL STOCK TRANSFER& TRUST COMPANY

By:	/s/ Erika Young
Name: Erika Young
Title: Vice President

[Signature Page to Stock Escrow Agreement]

EXHIBIT A

Name and Address of Initial Securityholder	Number of Insider Shares
CR Financial Holdings, Inc.	497,377
Craig-Hallum Capital Group, LLC	122,186
Byron Roth	392,562
Gordon Roth	80,875
Aaron Gurewitz, as Trustee of the AMG Trust established January 23, 2007	104,683
Theodore Roth	45,799
John Lipman	612,464
Nazan Akdeniz	7,270
Louis J. Ellis III	7,270
Molly Montgomery	35,233
Hampstead Park Capital Management, LLC	35,233
Adam Rothstein	35,233
Andrew Costa	75,000
Matthew Day	14,093
James Zavoral	39,222
Kevin Harris	78,445
William F. Hartfiel III	78,445
Brad Baker	78,445
George Sutton	39,222
Dan Kapke	19,611
Steve Dyer	39,222
Mike Anderson	39,222
Christian Schwab	19,611
Donald Hulstrand	58,833
Rx3 Ventures, LP	159,722
James Gold	79,861
Sam Chawla	79,861